Exhibit 10.27

FIRST AMENDMENT TO THE
US AIRWAYS GROUP, INC. NONEMPLOYEE
DIRECTOR DEFERRED STOCK UNIT PLAN
(As amended and restated effective May 16, 2000)

                                 WHEREAS, US Airways Group, Inc. (the "Company") maintains the US Airways Group, Inc. Nonemployee Director Deferred Stock Unit Plan (the "Plan"); and

                                 WHEREAS, Section 7 of the Plan provides that the Board of Directors of the Company (the "Board") may amend the Plan from time to time, subject to the limitations therein, and

                                 WHEREAS, the Company desires to amend the Plan as provided herein.

                                 NOW, THEREFORE, the Plan is hereby amended by adding a new Section 5.2(e) thereto as follows:

(e) Notwithstanding anything in this Plan to the contrary, in the event of the termination of an Eligible Director's service as a director following a Change of Control, such Eligible Director shall receive a lump sum cash payment, as soon as practicable following such termination of service, equal to the product of (i) the Fair Market Value (as defined below) of a share of Stock and (ii) the number of Deferred Stock Units credited to such Eligible Director's account immediately prior to the Change of Control.

Each Eligible Director whose termination of service as a director occurs (i) after such Eligible Director has been a member of the Board for at least five (5) years or (ii) due to his for her death or disability shall also receive, at the time of distribution under this Section 5.2(e), an additional amount (the "Tax Absorption Payment") such that the net amount of the Tax Absorption Payment retained by the Eligible Director, after deduction of any federal, state and local income tax upon the Tax Absorption Payment, shall be equal to the total federal, state and local income tax owed by the Eligible Director in respect of such distribution. For purposes of determining the amount of each Tax Absorption Payment, the Eligible Director shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which such Tax Absorption Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Eligible Director's residence on the date on which the Tax Absorption Payment is made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

For purposes of this Section 5.2(e), (a) "Fair Market Value" with respect to each share of Stock in the event of a Change of Control shall mean the value of the per share consideration received by the shareholders of the Company pursuant to the transaction constituting the Change of Control or, in the event of a Change of Control not involving the payment of consideration to the shareholders, the Fair Market Value of a share of Stock on the date of the Change of Control as determined pursuant to Section 2(i) and (b) Change of Control shall have the meaning assigned thereto in Section 2(b) above, irrespective of the date of grant of the Deferred Stock Units.

This First Amendment shall be effective as of September 20, 2000, the date of its adoption by the Board.

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